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Exhibit 15.1

NOTICE OF CALL

NOTICE OF
ORDINARY AND EXTRAORDINARY
MEETING
OF SHAREHOLDERS

May 13, 2008

Proxy Statement

NOTICE OF CALL

NOTICE OF
ORDINARY AND EXTRAORDINARY
MEETING
OF SHAREHOLDERS

May 13, 2008
Proxy Statement

Registered Offices in Milan (Italy), Via C. Cantù, 2
Paid in Capital Stock,
Euro 27,767,017.20
Fiscal Code and Companies Register no. 00891030272 Vat No. 10182640150

NOTICE OF CALL
ORDINARY AND EXTRAORDINARY MEETING OF SHAREHOLDERS

        The shareholders of Luxottica Group S.p.A. (the "Company") are hereby convened for an ordinary and extraordinary meeting of shareholders to be held on May 13, 2008 at 11:00 a.m. at the registered office of the Company, Via C. Cantù 2, in Milan, Italy on first call, and on May 14, 2008 at the same time and same place on second call, to consider the following:

AGENDA

ORDINARY MEETING

        Consideration of resolutions relating to:

1.
The approval of the Company's Statutory Financial Statements for the year ended December 31, 2007

2.
The allocation of net income and the distribution of dividends

3.
The determination of the compensation for the Board of Directors for 2008

4.
The approval of an incentive compensation plan in accordance with article 114 bis, legislative decree n. 58/1998

5.
The approval of a share buy-back program and proposed subsequent dispositions of treasury shares

EXTRAORDINARY MEETING

        Consideration of resolutions relating to:

1.
Proposed amendments to articles 10, 11 and 23 of the By-Laws

        Pursuant to the By-Laws, in order to attend the meeting, shareholders must deposit, at least two business days prior to the date of the meeting, the appropriate certification issued by the relevant authorized intermediaries attesting to their right to exercise shareholder rights.

        The Board of Directors report regarding the Agenda and the relevant documentation relating to the items on the Agenda shall be filed at the Company's registered office and with Borsa Italiana S.p.A. as provided by law. Such documentation will also be available on the Company's website: www.luxottica.com.

        The holders of the Company's American Depositary Shares listed on the New York Stock Exchange, each representing the right to receive one Ordinary Share, who wish to attend the meeting personally, should contact Deutsche Bank Trust Company Americas, 60 Wall Street, New York, New York 10005 (attn. Daniel Belean, Corporate Actions Department, Tel. (001) 212.250.6612, Fax: (001) 212.797.0327) at least fifteen days prior to the date of the meeting, in order to be informed about the requirements to be fulfilled to attend and to vote at the meeting.

Milan, March 13, 2008	LUXOTTICA GROUP S.p.A. for the Board of Directors Mr. Leonardo Del Vecchio Chairman

PROXY STATEMENT

Dear Holder of American Depositary Shares,

         The Board of Directors of Luxottica Group S.p.A. (the "Company") has convened the shareholders for an ordinary and extraordinary meeting, to be held on May 13, 2008 on first call, or, failing the attendance of the required quorum, on May 14, 2008 on second call, in either case at 11:00 a.m., at the registered office of the Company, Via C. Cantù 2, in Milan, Italy. The Agenda of the meeting is the following:

Ordinary meeting:

        Consideration of resolutions relating to the: (1) approval of the Company's Statutory Financial Statements for the year ended December 31, 2007; (2) allocation of net income and the distribution of dividends; (3) determination of the compensation for the Board of Directors for 2008; (4) approval of an incentive compensation plan in accordance with article 114 bis, legislative decree n. 58/1998; and (5) approval of a share buy-back program and proposed subsequest dispositions of treasury shares.

Extraordinary meeting:

  Consideration of resolutions relating to:
  Proposed amendments to articles 10, 11 and 23 of the By-Laws.

By this proxy statement and the attached documentation, the Board of Directors of the Company (the "Board") wishes to provide you with details of the resolutions which the Board or the Chairman of the meeting, as the case may be, shall present on the above issues, in the order in which such resolutions will be submitted to the meeting, with a view to enabling you to cast your vote on these resolutions as described below.

         On the matters to be considered at the ordinary meeting, each ordinary share shall be entitled to one vote and all holders of the ordinary shares of the Company (the "Ordinary Shares") shall vote together as a single class. The presence, in person or by proxy, of at least 50% of the voting power represented by outstanding Ordinary Shares as of the date of the meeting will constitute a quorum for the approval of resolutions at the meeting. The affirmative vote of the holders of a majority of the Ordinary Shares entitled to vote at the meeting is required to approve the resolutions relating to each item in the Agenda for the ordinary part of the meeting.

         On the matter to be considered at the extraordinary meeting, each Ordinary Share shall be entitled to one vote and all holders of the Ordinary Shares of the Company shall vote together as a single class. On first call, the presence, in person or by proxy, of at least 50% of the share capital as of the day of the meeting will constitute a quorum for the approval of resolutions at the meeting. On second call, the presence, in person or by proxy, of more than one third of the share capital as of the date of the meeting will constitute a quorum for the approval of the resolutions at the meeting. On first call and on second call the affirmative vote of the holders of the Ordinary Shares representing at least two thirds of the Ordinary Shares entitled to vote at the meeting is required to approve the resolution relating to each item in the Agenda for the extraordinary part of the meeting.

         As of the close of business on the date hereof, Mr. Leonardo Del Vecchio, the Chairman of the Company, has the power to vote 314,403,339 Ordinary Shares, or approximately 67.9% of the outstanding Ordinary Shares. Such voting power enables Mr. Del Vecchio, without any additional votes, to control the approval of the resolutions to be submitted at the meeting.

         Mr. Del Vecchio has advised the Company that he intends to cast all of the votes controlled by him at the ordinary meeting:

         FOR the approval of the Company's Statutory Financial Statements as of and for the year ended December 31, 2007.

         FOR the approval of the allocation of net income and the Company's distribution of a gross cash dividend equal to Euro 0.49 per Ordinary Share (each American Depositary Share ("ADS") represents one Ordinary Share) payable out of net income (after setting aside the amount for the legal reserve).

         FOR the approval of the aggregate compensation of Euro 94,731 per month for the Board, effective from the date of the ordinary meeting through the date of the approval of the Company's Statutory Financial Statements as of and for the fiscal year ended December 31, 2008.

         FOR the approval of an incentive compensation plan in accordance with article 114 bis, legislative decree n. 58/1998.

         FOR the approval of a share buy-back program and subsequent dispositions of treasury shares.

         Mr. Del Vecchio has advised the Company that he intends to cast all of the votes controlled by him at the extraordinary meeting:

         FOR the approval of the amendments to articles 10, 11 and 23 of the By-Laws.

* * *

         Pursuant to Italian law, certain matters, such as the amendment of the By-Laws, may only be authorized by a resolution adopted at a so-called "extraordinary shareholders' meeting." In addition to the different vote required for the adoption of the resolutions indicated above, an extraordinary meeting differs from an ordinary meeting in that the minutes of the meeting constitute a public deed.

         Set forth below is a description of the matters that will be submitted for approval at the ordinary meeting:

1.  COMPANY'S STATUTORY FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2007

         Under Italian law, a statement of the Company's assets and liabilities prepared on an unconsolidated basis as of the last day of its most recently completed fiscal year in accordance with certain statutory accounting requirements (the "Statutory Financial Statements") according to the International Financial Reporting Standards ("IFRS") principles must be approved by shareholders at the ordinary meeting of shareholders.

         Under Italian law, the Statutory Financial Statements are submitted for approval by the holders of Ordinary Shares. Once approved by the holders of Ordinary Shares, the Statutory Financial Statements must be filed with the Company's Register kept by the Chamber of Commerce in Milan.

         The Company does not believe that its Statutory Financial Statements are as meaningful a statement of the Company's overall financial condition as the consolidated financial statements of the Company referred to below. Accordingly, the Statutory Financial Statements are not being distributed to the holders of ADSs and such holders who will not attend the meeting personally are not being asked to direct the vote of the deposited Ordinary Shares, by mail, with respect to such Statutory Financial Statements. Nevertheless, the holders of ADSs who will attend the meeting personally and, upon fulfillment of the conditions described below are granted the right to vote thereat, also shall be entitled to direct their vote for the approval of the Statutory Financial Statements. A copy of the Statutory Financial Statements, together with the reports of the Board of Directors, the Board of Statutory Auditors and the Company's Independent Registered Public Accounting Firm, as filed at the Company's registered office, shall be available starting from April 24, 2008 and may be obtained without charge by any holder of ADSs. Requests for copies of the Statutory Financial Statements and such reports should be sent to, or requested by telephone from, the Company's registered office, Via C. Cantù 2, 20123 Milan, Italy, Tel. +39 02 8633 4062, Fax. +39 02 8633 4062. Such documentation may be obtained also from the Company's website www.luxottica.com.

         Copies of the Statutory Financial Statements and such reports also will be available at the meeting.

         The consolidated financial statements reflect the activity of the Company and of the group of companies owned, directly or indirectly, by the Company. The consolidated financial statements as of and for the fiscal year ending December 31, 2007 were prepared in accordance with IFRS and in accordance with United States generally accepted accounting principles ("U.S. GAAP") and in each case were audited by Deloitte & Touche S.p.A., Independent Registered Public Accounting Firm, as stated in their report thereon (together, the "Consolidated Financial Statements").

         Copies of the Consolidated Financial Statements and the reports thereon will be available at the meeting. However, no resolution of the shareholders approving the Consolidated Financial Statements is required and, accordingly, the Board will not ask the shareholders to express their vote on this particular item of the agenda.

2.  ALLOCATION OF NET INCOME AND THE DISTRIBUTION OF DIVIDENDS

         The holders of Ordinary Shares shall be requested to approve the proposed allocation of net income, including the proposed dividend distribution payable out of net income (after setting aside the amount for the legal reserve). Italian law provides that the payment of annual dividends is subject to approval of the holders of Ordinary Shares at the ordinary meeting. Under Italian law, before dividends may be paid with respect to the results of any year, an amount equal to 5% of net income of the Company on an unconsolidated basis for such year must be set aside to the Company's legal reserve until the total legal reserve equals at least one-fifth of the nominal value of the Company's issued share capital. The legal reserve requirement is thereafter fulfilled each year when it equals at least one-fifth of the nominal value of the Company's issued share capital for each such year. Amounts so set aside are not available to fund dividends.

         The Company is permitted to distribute dividends out of net income earned by its subsidiaries to holders of Ordinary Shares only to the extent such net income has been distributed to the Company from its subsidiaries. The Board will propose that the holders of Ordinary Shares approve the distribution of dividends in the gross amount of Euro 0.49 per Ordinary Share (each ADS represents one Ordinary Share). Last year, the Company distributed a dividend equal to Euro 0.42 per Ordinary Share. If approved, the aggregate amount payable by the Company in connection with this year's dividend will be approximately Euro 226.8 million. Please note that this amount could be subject to increase due to the issuance of additional Ordinary Shares as a consequence of the exercise of stock options by employees. In this case, assuming that all stock option beneficiaries exercised all their vested options by the date of the shareholders' meeting, the aggregate amount payable by the Company in connection with the dividend would increase from approximately Euro 226.8 million to Euro 230.1 million. The funds available for the payment of the dividends would be paid out of the Company's net income equal to approximately Euro 738.4 million (after setting aside the amount for the legal reserve of approximately Euro 16,800, or approximately Euro 98,800 in the case of exercise of all vested stock options).

         With a view to enabling all non-Italian residents of the ADS holders to provide the documentation required to achieve the application of reduced Italian substitute tax on dividends, pursuant to the applicable tax treaties between Italy and other countries, the Board will propose to set May 22, 2008 as the date for payment of dividends to all holders of Ordinary Shares of record on May 16, 2008, including Deutsche Bank Trust Company Americas as depositary on behalf of the ADS holders.

         Deutsche Bank Trust Company Americas, acting as depositary with respect to the ADSs, has advised the Company that the dividend amount for each ADS holder will be paid commencing on May 29, 2008 to all such holders of record on May 21, 2008. Deutsche Bank Trust Company Americas has advised the Company that after the close of business on May 16, 2008 through and including May 21, 2008 it will close its books and will not accept deposits or cancellations of Ordinary Shares or ADSs, as applicable. Deutsche Bank Trust Company Americas shall pay such dividends in U.S. dollars by converting the Euro amount of the dividend, net of the applicable tax, at the market Euro/U.S. dollar exchange rate in effect on May 22, 2008. Attached to this Proxy Statement as Annex A you will find a letter from the Company providing information as to the procedure to be used by ADS holders who are U.S.

residents, Italian residents or residents of countries having anti-double taxation treaties with the Republic of Italy for the purposes of obtaining reduced/NIL tax on dividends provided for by the Italian domestic legislation or the applicable tax treaties.

3.  DETERMINATION OF THE COMPENSATION OF THE BOARD OF DIRECTORS FOR 2008

         The Board will submit to the holders of Ordinary Shares for approval the proposal of aggregate compensation for the Board of Euro 94,731 per month, effective from the date of the ordinary meeting through the date of the approval of the Statutory Financial Statements as of and for the fiscal year ended December 31, 2008.

4.  INCENTIVE COMPENSATION PLAN IN ACCORDANCE WITH ARTICLE 114 BIS, LEGISLATIVE
     DECREE N. 58/1998

         The Board will submit to the holders of Ordinary Shares for approval a performance share plan for the top managers of the Company and other companies directly or indirectly controlled by the Company to be identified by the Board (the "Plan"). The Plan is intended to strengthen the loyalty of the Company's key employees and to recognize their contributions to the success of the Company on a medium- to long-term basis.

         The beneficiaries of the Plan will be granted the right to receive Ordinary Shares, without consideration, at the end of a three-year vesting period and subject to achievement of certain Company performance targets to be determined by the Company's Board.

         The Plan will have a term of five years, during which the Board may resolve to issue different grants to the Plan's beneficiaries. The Plan covers a maximum of 6,500,000 Ordinary Shares. Each annual grant will not exceed 2,000,000 Ordinary Shares.

         An English translation of the Regulations of the Plan are set forth in Annex D attached to this Proxy Statement for the convenience of the reader; the official version is in Italian.

5.  SHARE BUY-BACK PROGRAM AND PROPOSED SUBSEQUENT DISPOSITIONS OF TREASURY
     SHARES

         The Board will submit to the holders of Ordinary Shares for approval a proposal to authorize a program to repurchase and dispose of up to 18,500,000 Ordinary Shares, representing 4% of the Company's issued and outstanding share capital. Such authorization of dispositions of treasury shares will also include 6,434,786 Ordinary Shares held by Arnette Optic Illusions Inc., a company controlled by the Company.

         The authorization requested is intended to provide the Company with treasury shares to efficiently manage the Company's capital and to implement the performance share plan as discussed under paragraph 4 above.

         The maximum and minimum price of the share repurchases will be equal to the market price of Ordinary Shares on the Milan Stock Exchange's Mercato Telematico Azionario (MTA) on the day preceding the relevant purchase, increased or decreased by 10%, respectively.

         The authorization to repurchase Ordinary Shares is effective for a period of 18 months beginning on the date that the shareholders' meeting approves the relevant resolution.

         The repurchases of Ordinary Shares will be carried out in compliance with provisions set forth in article 2357 of the Italian Civil Code within the limits of retained earnings and available reserves as recorded in the financial statements of the Company.

         The resolutions under sections 1, 2, 3, 4 and 5 above require the affirmative vote of the holders of a majority of Ordinary Shares entitled to vote at the meeting.

* * *

         Set forth below is a description of the matters that will be submitted for approval at the extraordinary meeting:

1.  PROPOSED AMENDMENTS TO ARTICLES 10, 11 AND 23 OF THE BY-LAWS

         The Board will submit to the holders of Ordinary Shares for approval the proposal to amend the By-Laws of the Company as follows:

  Amendment of article 10: In order to comply with new article 154ter of legislative decree n.58/1998, the meeting of shareholders for the approval of the financial statements shall be convened within 120 (one hundred twenty) days after the end of the fiscal year. The Board of Directors will propose to amend article 10 to clarify that the meeting of shareholders for the approval of the financial statements shall be convened within the time specified by the law in force from time to time.

  Amendment of article 11: The Board of Directors will propose that the meeting of shareholders shall be called by written notice to be published in the Gazzetta Ufficiale della Repubblica Italiana, or, alternatively, in one of the following daily newspapers: "Il Sole 24Ore," "Il Corriere della Sera," or "la Repubblica.".

  Amendment of article 23, paragraph 5, n.3): The Board of Directors will propose that the Board of Directors shall have the exclusive authority to define the financial programs and to approve any indebtedness of the Company exceeding 18 months (instead of indebtedness of the Company exceeding 12 months).

  Amendment of article 23, paragraph 5, n.4): The Board of Directors will propose to revise the wording under paragraph n.4) to grant the Board of Directors the exclusive authority to approve strategic transactions.

The resolutions under section 1 above require the affirmative vote of the holders of at least two thirds of Ordinary Shares entitled to vote at the meeting.

         If approved by shareholders, the above-mentioned amendments to the By-Laws will come into effect following the registration in the public register of the companies in Italy.

         The Board of Directors will therefore propose that you approve the amendments to the By-Laws (an English translation of the current and proposed text of the By-Laws is set forth in Annex E attached to this Proxy Statement for the convenience of the reader; the Company's official By-Laws are in Italian).

VOTING PROCEDURES

        You may cast your vote on the resolutions referred to above either by completing the enclosed Voting Instruction Card and mailing it pursuant to the instructions included therein or by attending the ordinary and extraordinary shareholders' meeting personally. Should you elect to cast your vote personally at the meeting, you will be required to follow the procedure established by the Company in agreement with Deutsche Bank Trust Company Americas, as depositary. According to such procedure, you will be required to provide Deutsche Bank Trust Company Americas not later than 12:00 p.m. (noon) Eastern Time on May 8, 2008 evidence that (i) you will be an ADS holder as of the date of the ordinary and extraordinary meeting and (ii) you have not already exercised the voting rights pertaining to the ADSs held by you by mailing the attached Voting Instruction Card. Details on how to fulfill such requirements are contained in the letters attached hereto as Annex B and Annex C.

         The Company believes that the foregoing information and the attached documents will be sufficient to enable you to cast your vote in connection with each of the resolutions described above which are being submitted for your approval.

Many thanks and best regards,
Luxottica Group S.p.A.

Milan, March 13, 2008

ANNEX A

ATTENTION: IMPORTANT NOTICE CONCERNING
THE TAXATION OF DIVIDENDS
PAYABLE BY LUXOTTICA GROUP S.p.A.

March 2008

Dear Holder of American Depositary Shares,

        As noted in the enclosed Proxy Statement, at the ordinary shareholders' meeting of Luxottica Group S.p.A. (the "Company") which will be held on May 13, 2008 on first call (or on May 14, 2008 on second call), the Board of Directors of the Company will submit to shareholders a proposal to adopt a resolution for the distribution of a cash dividend in the amount of Euro 0.49 per American Depositary Share ("ADS") (each ADS represents one Ordinary Share).

        The Company will pay the dividend to all holders of ADSs of record on May 21, 2008. In order to be a holder of record on May 21, 2008 and to be entitled to such dividend, you must purchase the ADSs on or before May 16, 2008.

        The dividend will be paid on May 22, 2008 in Euro, by Monte Titoli S.p.A., authorized intermediary, to all depository banks of the shareholders. For the holders of ADSs, the dividend will be paid to Deutsche Bank Trust Company Americas, as depositary of the Ordinary Shares and the issuer of the ADSs, through Deutsche Bank S.p.A., as custodian under the Deposit Agreement. Deutsche Bank Trust Company Americas anticipates that dividends will be payable to all the ADS holders commencing from and after May 29, 2008 upon satisfaction of the documentation requirements referred to below, at the U.S. Dollar/Euro exchange rate in effect on May 22, 2008.

        The ADSs listed on the New York Stock Exchange will be traded ex-dividend on May 19, 2008.

        Dividends paid to beneficial owners who are not Italian residents and do not have a permanent establishment in Italy to which the shares are effectively connected, are generally subject to a 27.0 percent substitute tax rate. Accordingly, the amount of the dividend paid to Deutsche Bank Trust Company Americas as depositary of the Ordinary Shares and the issuer of the ADSs, through Deutsche Bank S.p.A, as custodian under the Deposit Agreement, will be subject to such Italian substitute tax. Therefore, the amount of the dividends that the holders of ADSs will initially receive will be net of such substitute tax.

        All owners of ADSs will be given the opportunity to submit to Deutsche Bank Trust Company Americas, in accordance with the procedure set forth by it, the documentation attesting to their residence for tax purposes in Italy or in countries which have entered into tax treaties with Italy, pursuant to which reduced/NIL tax rates might become directly applicable. Non-Italian resident registered ADS holders, holding shares directly with Deutsche Bank Trust Company Americas, will receive instructions on how to obtain their tax treaty benefits by mail. If you would like further information you may contact Deutsche Bank Trust Company Americas c/o Globe Tax Services at +1.800.876.0959 or +1.212.747.9100. Beneficial ADS holders (outside of Italy) who are holding through a Bank or Broker should contact the Bank or Broker directly so that they may assist you in obtaining the documentation needed to apply for a reduced/NIL tax rate.

        As soon as the required documentation is delivered by Deutsche Bank Trust Company Americas to Deutsche Bank S.p.A., such bank shall endeavor to effect repayment of the entire 27.0 percent withheld or the balance between the 27.0 percent withheld at the time of payment and the rate actually applicable to the ADS holder, as the case may be. By way of example, Italy and the United States (as well as many other countries) are parties to a tax treaty pursuant to which the rate of the tax applicable to dividends paid by an Italian resident company to a U.S. resident entitled to the benefits under the treaty may in certain cases be reduced to 15.0 percent. Therefore, U.S. resident ADS holders entitled to the 15.0 percent rate provided by the current applicable Italy-United States tax treaty have the opportunity to be repaid a further 12.0 percent of the gross dividend, which is the difference between the 27.0 percent withheld at the time of payment of the dividend and the 15.0 percent substitute tax provided for by the Italy-United States tax treaty.

        The Company recommends to all ADS holders who are interested in taking advantage of such an opportunity, that they request more detailed information as to the exact procedure to be followed from Deutsche Bank Trust Company Americas (ADR Department, Tel. +1.800.876.0959; Fax. +1.866.888.1120, attn. Gregory Lewis) or directly from the Company's headquarters in Italy (Investor Relations Department, Tel. +39.0437.644256; Fax. +39.0437.63840). Such information is also available on the Company's website www.luxottica.com.

        ADS Holders with residency in Italy should refer to forms A to G which can be downloaded from the Luxottica website (www.luxottica.com). For further information please contact the local Italian Tax Agent bank, Deutsche Bank S.p.A. (sede di Piazza del Calendario, 3 Mr. Bruno Montemartini, tel. 02.4024.2560/02.4024.2546 bruno.montemartini@db.com or Mr. Alessandro Righi, tel. 02.4024.3085 alessandro.righi@db.com or Ms Elena Geruntino, tel 02.4024.2627, elena.geruntino@db.com).

        Please note that in order for non-Italian resident ADS holders to take advantage of the accelerated tax refund (Quick Refund), the certification by the respective tax authority must be dated before May 22, 2008 (the dividend payment date in Euro) and Deutsche Bank Trust Company Americas or Deutsche Bank S.p.A. should receive the certification on or before September 8, 2008 for Deutsche Bank Trust Company Americas and on or before September 9, 2008 for Deutsche Bank S.p.A.

        ADS holders are further advised that, once the amounts withheld are paid to the Italian tax authorities, the ADS holders who are entitled to a reduced tax rate may only apply to the Italian tax authorities to receive the reimbursement of the excess tax applied to the dividends received from the Company. Such procedure customarily takes years before the reimbursement is actually made. Therefore, the above-mentioned procedure for direct application of reduced withholding rate was established by the Company in the best interest of its shareholders.

        Sincerely yours,

        LUXOTTICA GROUP S.p.A.

ANNEX B

Form for BENEFICIAL OWNERS

IMPORTANT NOTICE

ORDINARY AND EXTRAORDINARY SHAREHOLDERS' MEETING OF
LUXOTTICA GROUP S.p.A.
TO BE HELD ON MAY 13, 2008 ON FIRST CALL,
ON MAY 14, 2008 ON SECOND CALL
HOW TO ATTEND

Dear Beneficial Holder of American Depositary Shares,

        As indicated in the enclosed Notice of Call and in the Proxy Statement, the ordinary shareholders' meeting (the "Meeting") of the shareholders of Luxottica Group S.p.A. (the "Company") will be held on May 13, 2008 on first call, or, failing the attendance of the required quorum, on May 14, 2008 on second call, in either case at the registered office of the Company, Via C. Cantù 2, in Milan, Italy at 11.00 a.m.

        The beneficial owners of American Depositary Shares of the Company ("Beneficial Owners") are entitled either:

        A. to instruct Deutsche Bank Trust Company Americas, as depositary of the Ordinary Shares of the Company, as to the exercise of the voting rights pertaining to the Ordinary Shares represented by their respective American Depositary Shares by marking, signing, dating and returning to Deutsche Bank Trust Company Americas the enclosed Voting Instruction Card; or

        B. to attend the Meeting personally and cast thereat the vote pertaining to the Ordinary Shares represented by the American Depositary Shares held by them.

        By this letter, the Company wishes to provide the Beneficial Owners with instructions as to the requirements to be fulfilled by those Beneficial Owners who wish to attend the Meeting and cast their vote personally.

        Pursuant to Italian law governing the Meeting, merely holding American Depositary Shares does not automatically permit the Beneficial Owners to attend the Meeting or to exercise voting rights.

        In light of the foregoing, all Beneficial Owners who wish to attend the Meeting personally must obtain a proxy from Deutsche Bank Trust Company Americas as depositary of the Ordinary Shares of the Company. Any such proxy will be issued by Deutsche Bank Trust Company Americas upon compliance by the Beneficial Owners with the requirements set forth below.

        All Beneficial Owners who wish to be granted a proxy to attend the Meeting and vote thereat must provide Deutsche Bank Trust Company Americas not later than May 8, 2008 at 12:00 p.m. (noon) Eastern Time with the following documents:

1.
The original Voting Instruction Card enclosed herewith and received by the Beneficial Owners as part of the mailing of the Proxy Statement to all of the Beneficial Owners of American Depositary Shares of record on April 3, 2008.

2.
A certification in the form of Schedule 1 hereto issued by the bank or broker that is holding the American Depositary Shares on behalf of the Beneficial Owners.

        Upon fulfillment of the conditions set forth in sections 1 and 2 above to the satisfaction of Deutsche Bank Trust Company Americas, the latter shall issue a proxy in favor of the Beneficial Owners for the number of Ordinary Shares represented by the American Depositary Shares referred to in the certification. The person in favor of whom the proxy will be issued will be entitled to receive the proxy from 9:00 a.m. on the date of the Meeting at the registered office of the Company, Via C. Cantù 2, in Milan, Italy. The validity of the proxy issued by Deutsche Bank Trust Company Americas shall be subject to the bank or broker that has issued the certification referred to in section 2 above to be a holder of record on April 3, 2008 for the number of American Depositary Shares referred to in the certification. Deutsche Bank Trust Company Americas reserves the right to check that such condition is satisfied and to refuse admission to the Meeting in the event said condition is not duly met.

NOTE:

        If the voting rights pertaining to the American Depositary Shares held by any Beneficial Owner have been exercised through the mailing of the Voting Instruction Card, the Beneficial Owners may nevertheless obtain from Deutsche Bank Trust Company Americas an attendance card for the Meeting with no voting powers. In such case, the Beneficial Owner shall be required to provide Deutsche Bank Trust Company Americas only with the document referred to in section 2 above.

        Please do not hesitate to contact Deutsche Bank Trust Company Americas at the address and telephone number set forth below if any clarification is required.

Sincerely yours,
LUXOTTICA GROUP S.p.A.

Deutsche Bank Trust Company Americas 60 Wall Street New York, New York 10005 Attn: Daniel Belean Corporate Actions Department Tel. +1 212.250.6612 Fax. +1 212.797.0327

SCHEDULE 1 TO ANNEX B

Form of Certification for BENEFICIAL OWNERS

Deutsche Bank Trust Company Americas 60 Wall Street New York, New York 10005 Attention: Daniel Belean	Date , 2008

Dear Sirs,

        The undersigned                          , as bank/broker holding American Depositary Shares of Luxottica Group S.p.A., hereby certifies, under its own responsibility, as follows:

                                  (name of beneficial owner of American Depositary Shares) is the beneficial owner of [no.]                            American Depositary Shares of Luxottica Group S.p.A., held by the undersigned on his/her/its behalf, and such American Depositary Shares will be so held up to and including May 13, 2008, or failing attendance of the required quorum, up to and including May 14, 2008. As a result of the foregoing, the undersigned will keep the deposited American Depositary Shares and will not release them to the aforementioned beneficial owner, nor will the undersigned consent to the assignment of the beneficial ownership of said American Depositary Shares until such date. You are hereby authorized to rely upon this certification in connection with the granting of a proxy to the aforementioned beneficial owner enabling him/her/it to attend the Ordinary and Extraordinary Shareholders' Meeting of Luxottica Group S.p.A., which will be held on May 13, 2008 on first call, or, failing the attendance of the required quorum, on May 14, 2008 on second call.

Kind regards,

ANNEX C

Form for REGISTERED HOLDERS

IMPORTANT NOTICE

ORDINARY AND EXTRAORDINARY SHAREHOLDERS' MEETING OF
LUXOTTICA GROUP S.p.A.
TO BE HELD ON MAY 13, 2008 ON FIRST CALL OR
ON MAY 14, 2008 ON SECOND CALL
HOW TO ATTEND

Dear Registered Holder of American Depositary Shares,

         As indicated in the enclosed Notice of Call and in the Proxy Statement, the ordinary and extraordinary meeting (the "Meeting") of the shareholders of Luxottica Group S.p.A. (the "Company") will be held on May 13, 2008 on first call, or, failing the attendance of the required quorum, on May 14, 2008 on second call, in either case at the registered office of the Company, Via C. Cantù 2, in Milan, Italy at 11.00 a.m.

         The registered holders of American Depositary Shares of the Company ("ADS Holders") are entitled either:

         A.    to instruct Deutsche Bank Trust Company Americas, as depositary of the Ordinary Shares of the Company, as to the exercise of the voting rights pertaining to the Ordinary Shares represented by their respective American Depositary Shares by marking, signing, dating and returning to Deutsche Bank Trust Company Americas the enclosed Voting Instruction Card; or

         B.    to attend the Meeting personally and cast thereat the vote pertaining to the Ordinary Shares represented by the American Depositary Shares held by them.

         By this letter the Company wishes to provide the ADS Holders with instructions as to the requirements to be fulfilled by those Registered Holders who wish to attend the Meeting and cast their vote personally.

         Pursuant to Italian law governing the Meeting, merely holding American Depositary Shares does not automatically permit the ADS Holders to attend the Meeting or to exercise voting rights.

         In light of the foregoing, all ADS Holders who wish to attend the Meeting personally must obtain a proxy from Deutsche Bank Trust Company Americas as depositary of the Ordinary Shares of the Company. Any such proxy will be issued by Deutsche Bank Trust Company Americas upon compliance by the ADS Holders with the requirements set forth below.

         All ADS Holders who wish to be granted a proxy to attend the Meeting and vote thereat must provide Deutsche Bank Trust Company Americas not later than May 8, 2008 at 12:00 p.m. (noon) Eastern Time with the following documents:

1.
The original Voting Instruction Card enclosed herewith and received by the ADS Holders as part of the mailing of the Proxy Statement to all of the Holders of American Depositary Shares of record on April 3, 2008.

2.
A notice in the form of Schedule 1 hereto.

Upon fulfillment of the conditions set forth in sections 1 and 2 above to the satisfaction of Deutsche Bank Trust Company Americas, the latter shall issue a proxy in favor of the ADS Holder for the number of Ordinary Shares represented by the American Depositary Shares referred to in the certification. The person in favor of whom the proxy will be issued will be entitled to receive the proxy from 9:00 a.m. on the date of the Meeting at the registered office of the Company, Via C. Cantù 2, in Milan, Italy. The validity of the proxy issued by Deutsche Bank Trust Company Americas shall be subject to the ADS Holder being a registered holder of record of American Depositary Shares on April 3, 2008. Deutsche Bank Trust Company Americas reserves the right to check that such condition is satisfied and to refuse admission to the Meeting in the event said condition is not duly met.

NOTE:

         If the voting rights pertaining to the American Depositary Shares held by any ADS Holder have been exercised through the mailing of the Voting Instruction Card, the ADS Holder may nevertheless obtain from Deutsche Bank Trust Company Americas an attendance card for the Meeting with no voting powers. In such case, the ADS Holder shall be required to provide Deutsche Bank Trust Company Americas only with the document referred to in section 2 above.

         Please do not hesitate to contact Deutsche Bank Trust Company Americas at the address and telephone number set forth below if any clarification is required.

Sincerely yours,
LUXOTTICA GROUP S.p.A.

Deutsche Bank Trust Company Americas 60 Wall Street New York, New York 10005 Attn: Daniel Belean Corporate Actions Department Tel. +1 212.250.6612 Fax. +1 212.797.0327

SCHEDULE 1 TO ANNEX C

Form of Certification for REGISTERED HOLDERS

Deutsche Bank Trust Company Americas 60 Wall Street, New York, New York 10005 Attention: Daniel Belean	Date , 2008

Dear Sirs,

         The undersigned                          , in its capacity as registered holder of [no.]                           American Depositary Shares of Luxottica Group S.p.A. (the "ADSs"), hereby gives notice to Deutsche Bank Trust Company Americas that the undersigned wishes to attend personally the shareholders' meeting of Luxottica Group S.p.A. to be held on May 13, 2008 or failing attendance of the required quorum, on May 14, 2008 (the "Meeting").

         The undersigned further certifies that it will continue to be a registered holder of the ADSs up to and including May 13, 2008 or failing attendance of the required quorum, on May 14, 2008.

         You are hereby authorized to rely upon this certification in connection with the granting to Mr./Mrs./Ms.                           on behalf of the undersigned, of a proxy enabling said person to attend the Meeting of Luxottica Group S.p.A.

Kind regards,

ANNEX D
REGULATIONS

OF THE PERFORMANCE SHARE PLAN RESERVED FOR CERTAIN EMPLOYEES
OF LUXOTTICA GROUP S.p.A. AND ITS CONTROLLED COMPANIES

1. SUBJECT AND WARNING

        The present Regulation (as defined below) defines the criteria to implement the Plan (as defined below) addressed to certain Company (as defined below) Employees (as defined below) and of other companies of the Group (as defined below). These Employees will be selected, in accordance with the Regulation, from those entrusted in the Company and in the Group with key offices that are strategic in achieving the Company's targets to encourage these Employees to increase the value of the Company and the Group and, at the same time, to create a retention incentive.

        The subject of the Plan is the granting of Units (as defined below) to the Beneficiaries (as defined below) on the Date of Grant (as defined below).

        The Regulation was approved by the Company's shareholders' meeting held on May 13, 2008.

        The Regulation shall not be considered a "public offer of financial products" as defined by Article 1(1) of Legislative Decree No. 58 of 24 February 1998, because it is addressed to a number of persons lower than that set forth by Article 33(1)(a) of Consob Regulation No. 11971 dated 14 May 1999, as modified and amended.

2. DEFINITIONS

        For the purposes of the Regulation: (i) terms and expressions listed below, underlined and capitalized, are explained; (ii) terms and expressions capitalized and not underlined, contained in one or more of the paragraphs of this Article 2 are defined in other paragraphs of the same Article; and (iii) terms and expressions in the plural are also intended to be defined in the singular, and vice versa.

2.1
"Shares": the ordinary shares of the Company granted to the Beneficiaries that are holders of the Units under the terms and conditions set forth by the Regulation.

2.2
"Beneficiaries": the Employees of the Company or of the Employing Company that may participate in the Plan, determined by the Board of Directors from among those entrusted with strategic key offices in the Company or in the Employing Company.

2.3
"Civil Code": the Italian Civil Code, approved by Royal Decree No. 262 of 16 March 1942, as modified and amended from time to time.

2.4
"Board of Directors": the pro tempore Board of Directors of the Company, or its directors expressly delegated, who will evaluate the Plan, taking any relevant decisions and giving execution to this Regulation.

2.5
"Date of Approval": May 13, 2008, the final date of approval of this Regulation by the shareholders' meeting of the Company.

2.6
"Date of Grant": any date between May 2008 and May 2012 on which the Board of Directors grants Units to the Beneficiaries.

2.7
"Date of Assignment": date of assignment of the Shares to the Beneficiaries.

2.8
"Termination Date": with respect to any Relationship, the earlier of: (i) the date of termination of the Relationship; and (ii) the date on which the written communication of termination of the Relationship was sent (by registered letter or fax) or hand-delivered.

2.9
"Date of Verification": the date, which shall be between the date on which the Board of Directors approves the consolidated balance sheet as of the end of a Reference Period and the thirtieth subsequent Working Day, on which the Board of Directors will ascertain whether the EPS Target has been achieved.

2.10
"Employees": the employees of the Company or of the Employing Company.

2.11
"EPS": the earnings per share as derived from the Company's US GAAP consolidated balance sheet and equal to the net profit as derived from the relevant balance sheet divided by the total number of shares representing the Company's capital.

2.12
"EPS Target": the targets set forth by the Board of Directors with respect to each Reference Period and determined by the addition of EPS in US dollars ($) for each year included in the Reference Period; achieving the EPS Target will allow the assignment of the Shares.

2.13
"Working Day": each calendar day excluding Saturdays, Sundays, and the other days on which credit entities do not usually do business in Milan.

2.14
"Group": the Company and the other Companies directly or indirectly controlled (pursuant to Article 2359 of the Civil Code) by the Company from time to time.

2.15
"OPA": a takeover bid or an exchange tender offer concerning the Shares of the Company, launched by parties other than the Company.

2.16
"Plan": the present plan governed by the Regulation, addressed to certain Employees and aimed at granting a maximum number of 6,500,000 Units during the Period of Assignment and a maximum number of 2,000,000 Units per year.

2.17
"Period of Assignment": the five-year period starting from the Date of Approval, during which the Board of Directors will be allowed to grant the Beneficiaries the Units.

2.18
"Reference Period": three consecutive fiscal years, the first of which includes the Date of Grant, with respect to which the EPS Target will be determined, and at the end of which the achievement of the EPS Target will be ascertained.

2.19
"Relationship": the existing employment relationship between any Beneficiary and the Company or the relevant Employing Company.

2.20
"Regulation": the present regulation, which defines the criteria, the modalities, and the conditions to implement the Plan.

2.21
"Application Form": the form consistent with the form provided in Annex A, that the Company will hand to each Beneficiary, together with the annexed Regulation that will form an integral part of it. The Application Form will indicate the number of Units relevant to the Reference Period. By signing and delivering the Application Form to the Company, the Beneficiary will convey his/her complete and unconditional agreement to the Plan.

2.22
"Company": Luxottica Group S.p.A., with registered offices at Via C. Cantù 2, Milan.

2.23
"Employing Company": each of the companies of the Group with which one or more Beneficiaries have a Relationship.

2.24
"Substitutive Amount": the amount of money that the Company, at its discretion, may pay to the Beneficiaries instead of the Shares—in whole or in part—to be granted at the Date of Grant, calculated based on the average of the Shares' official prices on the stock market quoted by Borsa Italiana S.p.A. in the month preceding the Date of Assignment or, if the Shares are no longer listed, on their normal value pursuant to Article 9 of the Presidential Decree No. 917 of 22 December 1986, as determined by an independent advisor appointed by the Company.

2.25
"Unit": the right to receive one Share under the terms and conditions set forth in the Regulation.

3. CRITERIA AND METHODS TO DETERMINE THE BENEFICIARIES

3.1
The Beneficiaries and the maximum number of Units which can be granted to each of them will be determined by the Board of Directors in its complete and sole discretion, having taken into account the strategic relevance of the position held within the Group in relation to increasing the value of the Company as well as that of the Group.

4. ADHESION TO THE PLAN

4.1
The Company will send each Beneficiary the Regulation and the Application Form in which the Company will indicate the maximum number of Units and the EPS Target.

4.2
The Beneficiary must return a copy of the Regulation and the Application Form (duly completed and signed) to the Company (which may be preceded by fax copies) within 30 days from their receipt, under penalty of losing the right to participate in the Plan.

4.3
The Units will be considered granted on the date on which the Application Form is returned to the Company duly completed and signed (which is the date on which the Company shall endorse the receipt of the Application Form).

5. NATURE AND CHARACTERISTICS OF THE GRANTING OF UNITS

5.1
The Units will be granted free of charge. The Beneficiaries will not be required to pay the Company any amount for this grant. The Units will be granted to the Beneficiaries in their individual capacities, and may not be transferred to any other persons or be subject to encumbrances or dispositions of any other kind.

5.2
Article 7 will apply in case of death of the Beneficiary.

5.3
The Units and every other right deriving there from, as well as any general benefits provided by the Plan:

5.3.1
represent extraordinary compensation and cannot be considered, in any case, an integral part of the base remuneration of the Beneficiaries. In particular, the number of Units granted to each Beneficiary was determined already taking into account any anticipated impact on the direct and indirect elements of the remuneration provided by law and by the applicable collective and individual agreement in force;

5.3.2
do not give grounds for the right to similar or further benefits, within the scope of the Plan or otherwise; and

5.3.3
do not grant to the Beneficiaries, on expiry of the Plan, the right to participate in other possible incentive plans, however implemented, or to other remuneration.

5.4
If needed, the Employing Company may grant the Units to the Beneficiaries in compliance with the terms and conditions of the Plan.

6. RIGHT TO THE ASSIGNMENT OF SHARES

6.1
The assignment of Shares, up to a maximum number equal to the Units owned by the Beneficiary on the Date of Assignment, is subject to the following conditions:

6.1.1
the ownership of the Units on the Date of Assignment; and

6.1.2
the total or partial achievement of the EPS Target at the end of the Reference Period.

6.2
The Company will promptly notify the Beneficiaries of the fulfilment of the condition under Article 6.1.2 and, consequently, of the number of Shares that can be assigned to each Beneficiary.

6.3
The Company will assign the Shares within 30 Working Days from the Date of Verification, unless the Beneficiary communicates his/her desire, pursuant to Article 12, not to be assigned Shares.

6.4
Instead and in substitution of the assignment of the Shares, as provided by the terms and conditions of the Plan, on the Date of Assignment, the Company reserves the right to substitute, in whole or in part, the Shares by paying the Substitutive Amount. It is agreed that, in the event of termination of the Relationship with right to retain the Units, as provided by Article 7.3, instead of assigning the Shares the Company will pay to the Beneficiary the Substitutive Amount, if and to the extent that it is due.

7. REGULATION OF UNITS IN CASE OF TERMINATION OF THE RELATIONSHIP

7.1
As the right to be assigned—in whole or in part—the Shares is strictly connected to the existence of the Relationship between the Beneficiaries and the Company or the Employing Company, in case of termination of the Relationship on a Termination Date preceding the Date of Assignment, the provisions under the present Article 7 will apply. Nonetheless, even in cases in which the Units may be extinguished pursuant to this Article 7, the Board of Directors has the right to allow one or more Beneficiaries to retain all or part of the Units, or to increase any rights deriving from the Units, and in particular to permit the Beneficiaries to retain the right to the assignment of the Shares, in whole or in part, even if the required conditions are not fulfilled.

7.2
In case of termination of the Relationship, on a Termination Date that precedes the Date of Assignment, due to: (i) the Beneficiary's voluntary resignation without Cause or based on one of the reasons set forth in Article 7.3; or (ii) the Beneficiary's dismissal for Cause or based on a subjective reason, the Beneficiary will definitively forfeit all the Units and, consequently, any right to the assignment of the Shares.

7.3
In case of termination of the Relationship, on a Termination Date that precedes the Date of Assignment, due to: (i) resignation by the Beneficiary who met the legal requirements for a pension and, within 30 days following the termination of the Relationship, filed the request for such pension; (ii) a permanent disability preventing the Beneficiary from continuing the Relationship; (iii) death of the Beneficiary; and (iv) dismissal without Cause or not based on a subjective reason, the Beneficiary (or his/her heirs or legal successors) will have the right to retain a number of Units calculated in proportion to the duration of the Relationship during the Reference Period. The remaining number of Units will be extinguished.

7.4
Where disciplinary notice (pursuant to Article 7 of Law 300/70, if the Relationship is governed by Italian law, or pursuant to other law applicable to the Relationship) is served, the right to the assignment of the Shares will be suspended until receipt of the notice serving the disciplinary measure or the decision by the Company or the Employing Company not to serve any disciplinary notice.

7.5
In case of transfer of the Relationship from the Company or the Employing Company to another Group company and/or in case of termination of the Relationship and subsequent establishment of a new Relationship with another Group company, the Beneficiary will maintain any rights under this Regulation.

8. TAX AND SOCIAL SECURITY REGULATIONS

8.1
The value of the assigned Shares or the Substitutive Amount will be subject to tax and social security charges where and in the manner provided by tax regulations in force from time to time. If necessary, the Beneficiary undertakes to provide the Company with the financial provision necessary to carry out any withholding on the Beneficiary's part under the law, and expressly authorizes the Company to withhold that amount from any amount whatsoever due to the Beneficiary (e.g. the end of service allowance).

9. ADJUSTMENTS TO THE REGULATION AND OPA

9.1
In cases not specifically regulated by this Regulation (e.g. extraordinary changes to the Company's capital such as, for example, mergers, splits, reductions of the capital for losses due to cancellation of shares, reductions of the nominal value of the shares to cover losses, increases in the Company's capital, for free or for a fee, grouping or splitting of shares, extraordinary dividend distributions, as well as legislative or regulatory changes or other events, including management, for example the modification of the accounting principles used to prepare the balance sheet, that may influence the EPS Target and/or the Plan), the Board of Directors, in its discretion and within the limits allowed by the laws in force from time to time, will evaluate and, if appropriate, adopt any amendments and additions to this Regulation deemed necessary or appropriate to maintain the essential and economic contents of the Plan.

9.2
In case an OPA is launched, the Company will have the right to assign the Shares in advance with respect to the Reference Period. In this event, the Company shall determine the EPS Target to be used for the determination of the number of Shares to be assigned to the Beneficiary, by dividing the EPS Target by 36 (equal to the number of months included in the Reference Period) and by multiplying the result by the number of months between the Date of Grant (of the Units) and the date of the OPA, and the Company shall compare the result of the above operations with the total of the earnings per share ascertained, on a monthly basis, in the same period considered for the determination of the EPS Target. Should the Company be willing to enforce this provision, it shall communicate to the Beneficiary, by the beginning of the period of participation in the OPA:

  •
  the decision to assign the Shares in advance;

  •
  the EPS Target calculated pursuant to this clause; and

  •
  the number of Shares the Beneficiary is entitled to with respect to the EPS Target calculated pursuant to this clause.

The Beneficiary, by means of a communication to be done, under penalty of forfeiture, within the following 5 days, can waive the advance assignment, retaining the Units for the remaining Reference Period, on the same terms as under the Plan.

After the expiration of the 5 day term and in case the Beneficiary has not made the communication—all the conditions under the Plan, including the right to substitute the assignment with the Substitutive Amount, being confirmed—the assignment will take place in time for the Beneficiary to adhere to the OPA.

10. DURATION OF THE PLAN

10.1
The Plan will be effective for five years from the Date of Approval.

10.2
This Regulation will be effective until the last Date of Assignment.

11. APPLICABLE LAW

11.1
Any dispute between one or more companies of the Group and one or more Beneficiaries, or their legitimate heirs or successors, arising from or related to the Plan, this Regulation, and the Application Form, will be regulated by Italian law.

12. COMMUNICATION AND NOTICE

12.1
Any notice required or permitted by this Regulation will be valid and effective only if in writing and will be considered executed upon receipt, pursuant to Article 1335 Civil Code, if made by letter or telegram, or at the time of acknowledgment of receipt by special statement (even by fax) if made by registered mail or fax, to the following addresses:

    •
    as to the Company:
    HR Stock Options, Via Valcozzena 10, Agordo
    Fax: +39 0437.644416
    and to
    Corporate Affairs Management, Via C. Cantù 2, Milano
    Fax: +39 02.8633.4636

    •
    as to the Beneficiary personally: to the address indicated in the Application Form,

It being understood that: (i) in case the above addresses are modified, the Beneficiary must serve the Company with written notice, and, if by the Company, to each Beneficiary, and the delivery of this communication to the addressee will render the amendment effective with respect to the latter; and (ii) unless otherwise specified by this Regulation, or subsequently in writing from the Company, all the abovementioned communication methods may be alternatively used.

Annex A

Application Form

PERFORMANCE SHARE PLAN RESERVED TO CERTAIN EMPLOYEES OF
LUXOTTICA GROUP S.p.A. AND ITS CONTROLLED COMPANIES

Luxottica Group S.p.A.

[    •    ]

The undersigned	("Beneficiary")
Born in	on
Resident in	Address
Telephone number	Fiscal code
Declares	having received, read, and fully understood the Regulation of the Plan and the EPS Target, which constitute an integral and substantial part of this Application Form and which are intended to be reproduced hereby (including the definitions and terms and expressions used therein) and to fully accept their terms and conditions, by signing the Application Form, the copy of the EPS Target, as well as a copy of the Regulation.
Declares	to be duly informed that this Application Form has to be returned to the Company, upon penalty of cancellation of the right to participate in the Plan, no later than [ • ] am/pm, on [ • ].
Confirms	to any effect and under his/her exclusive personal liability that the above personal data are correct.
Confirms
to be informed and to accept that, should this Application Form not be fully completed or undersigned, the Application Form will not have any effect pursuant to Article 1326 (4) of the Italian Civil Code.
Acknowledges
to have been provided by the Company with a number of Units equal to [ • ], any of which, pursuant to the terms and conditions set out in this Application Form and the Regulation of the Plan, gives the right to be assigned 1 Share.
Requires	to be confirmed by the Company, by signing a copy of this Application Form, that it has been received, and the subsequent adhesion to the Plan.
, on	(Beneficiary)

        Pursuant to Articles 1341 and 1342 of the Italian Civil Code, the Beneficiary specifically accepts clauses 5, 7 and 11 of the Regulation.

, on	(Beneficiary)

        For receipt of this Application Form and confirmation of adhesion to the Plan:

, on	(Luxottica Group S.p.A.)

        Pursuant to Article 13 of Legislative Decree No. 196 of 30 June 2003, the personal data submitted at the moment of the signing of this Application Form will be treated, also throughout information technology procedures, for objectives strictly related to the execution of the Plan. Within the scope of such treatment, the Beneficiary is entitled to any right provided by Article 7 of Legislative Decree No. 196 of 30 June 2003. The submission of personal data is requested as strictly related to the execution of the Plan; partial failure of the submission will result in the rejection of the Application Form. The data controller is the Company. To fulfill the abovementioned clause, the Beneficiary gives his/her consent pursuant to Legislative Decree No. 196 of 30 June 2003.

(Beneficiary)

ANNEX E

CURRENT	PROPOSED
BY-LAWS	BY-LAWS
OF THE COMPANY	OF THE COMPANY
LUXOTTICA GROUP S.p.A.	LUXOTTICA GROUP S.p.A.
TITLE I	TITLE I
COMPANY'S NAME-REGISTERED OFFICE- PURPOSE-DURATION	COMPANY'S NAME-REGISTERED OFFICE- PURPOSE-DURATION
Article 1) - A public corporation is established under the name "LUXOTTICA GROUP S.p.A."	Unchanged

Article 2) - The Company's registered office shall be located in Milan.	Unchanged
The Board of Directors shall have the authority to establish, change and close, both in Italy and abroad, sub-offices, branches, agencies and subsidiaries of any kind.

Article 3) - The Company shall have the following purposes:	Unchanged
a) acquisition and management of shareholdings in other companies or entities, in Italy and abroad, on its own account and not directed towards the public;

b) financing and financial and managerial coordination of companies or entities in which it participates, such as, without limitation: the coordination of operating strategies, investment programs and development plans; management of financial policies for the companies of the Group; promotion and research activities; use of technological assets, the name and trademarks for the benefit of the companies in which interests are held or for third parties; personnel administration and management, both for operational and disciplinary purposes, and, in general, the exercise of the typical functions of a holding company of which is demanded the unified approach and operating efficiency necessary for the rationalization of management, cost reduction and the most effective possible action in achieving the corporate purposes both in Italy and abroad;

c) purchase and sale of public and private securities, not to the public, that are instrumental to the achievement of the Company's purpose; the holding and management of the same;
d) granting of warranties and sureties, and the assumption of joint and several obligations in the interest of companies of the Group;
e) purchase, construction, sale, exchange and leasing of tangible and intangible assets, including machinery tools of the relevant field;
f) sale, also on commission, in Italy and abroad, of frames for optical glasses, sunglasses and products of the eyewear field.

The Company may also perform any other industrial, commercial or financial transaction, not directed towards the public in general, concerning movables or immovables, in favor and in the interest of the Companies of the Group.

Article 4) - The duration of the Company is established up to and including December 31, 2050.	Unchanged

TITLE II
STOCK CAPITAL

Article 5) - The capital stock amounts to EURO 27,767,017.20 and is divided into 462,783,620 common shares of nominal value, EURO 0.06 each. The Meeting held on March 10, 1998 resolved to increase the stock capital, in one or more installments, until March 31, 2011, up to a maximum amount of Lire 1,225,000,000 (one billion two hundred and twenty five million Lire) through the issuance of new common shares to be offered for subscription exclusively to employees of the Company and/or its subsidiaries.	Unchanged
At the expiration date, the capital stock will be considered increased by an amount equal to the capital subscription obtained.

The Meeting held on June 26, 2001, at which the capital stock was converted into EURO, stated that on June 13, 2001 the increased capital was subscribed for a total amount of 182,646,700 Lire and, therefore, it can be further subscribed for a maximum amount of 1,042,353,300 Lire which, converted into EURO, equals up to EURO 538,330.55.

The September 20, 2001 Meeting resolved to further increase the capital stock in one or more installments, until March 31, 2017, up to a maximum amount of EURO 660,000 (six-hundred sixty thousand) through the issuance of new common shares to be offered for subscription exclusively to employees of the Company and/or of its subsidiaries. At the expiration date, the capital stock will be considered increased by an amount equal to the subscriptions obtained.

The Meeting held on June 14, 2006, resolved to further increase the capital stock, in one or more installments, until June 30, 2021, up to a maximum of EURO 1,200,000 through the issuance of new common shares to be offered for subscription exclusively to employees of the Company and/or of its subsidiaries. At the expiration date, the capital stock will be considered increased by an amount equal to the capital subscription obtained.
Pursuant to the above-mentioned increases in capital, a total amount of 10,880,035 shares have been subscribed.
The Company may issue convertible and non-convertible bonds.

Article 6) - The stock is freely transferable.	Unchanged

Article 7) - The payment of the stock not fully paid-up will be called up by the Board of Directors according to the terms and conditions it shall deem appropriate.	Unchanged

TITLE III
MEETING OF STOCKHOLDERS

Article 8) - The duly constituted Meeting of stockholders represents all the stockholders and its resolutions, adopted according to the law and to the present By-Laws, and binds all stockholders, albeit absent or dissenting.	Unchanged

Article 9) - Each stockholder is entitled to one vote for each share of capital stock held or represented.	Unchanged

Article 10) - The meeting of stockholders is ordinary or extraordinary according to the law. It can be called in Italy, or in any member state of the European Union or in the United States of America.	Article 10) - The meeting of stockholders is ordinary or extraordinary according to the law. It can be called in Italy, or in any member state of the European Union or in the United States of America.
Since the Company has to prepare the consolidated financial statements, the meeting for approval of the financial statements shall be convened within 180 days after the closing of the fiscal year.	The meeting for approval of the financial statements shall be convened within the time specified by the law in force from time to time.

Article 11) - The Meeting of stockholders shall be called by the Board of Directors, by written notice, stating the date, time and place of the meeting and the agenda for the meeting, to be published according to the law.
Article 11) - The Meeting of stockholders shall be called by the Board of Directors, by written notice, stating the date, time and place of the meeting and the agenda for the meeting, to be published according to the law.

Such written notice shall be published in the Gazzetta Ufficiale della Repubblica Italiana, or, alternatively, in one of the following daily newspapers: "Il Sole 24Ore," "Il Corriere della Sera" or "la Repubblica."

Article 12) - Those stockholders who have sent the Company a notice by the intermediary keeping the relevant accounts, pursuant to art. 2370 of the Italian Civil Code, no later than two working days before the date scheduled for each meeting, shall be entitled to attend the Meeting.	Unchanged
The shares for which notice of attendance of the Meeting was given may not be transferred before the meeting has taken place.

Each stockholder having the right to attend the meeting may authorize another person to act for him by a written proxy according to the law.

The Chairman of the meeting, who may avail himself of ad hoc assistants, shall verify that the meeting is duly convened, check the identity and right of participation of the attendees, run the course of the meeting and attest to the results of the voting.

Article 13) - The meeting of stockholders shall be presided over by the Chairman of the Board of Directors or by one of the Managing Directors or, in their absence, by a person appointed by a vote of the majority of those in attendance.	Unchanged

The meeting of stockholders shall appoint a Secretary, who is not required to be a stockholder himself. The Secretary's assistance is not required when a Notary is designated to draft the minutes of the meeting.
Unless otherwise provided for by mandatory rules, all resolutions shall be approved by open vote.

Article 14) - The validity of the meetings and of the related resolutions is governed by the applicable laws.	Unchanged

Article 15) - Provided what is set forth in Article 12 of these By-Laws, any stock owned by the Directors attending the meeting or by stockholders who for any reason will abstain from voting, shall be taken into account in calculating the stock capital required for the validity of the resolutions, save what it is set forth in Article 2368 c.c. last paragraph.	Unchanged

Article 16) - The resolutions of the meeting will be transcribed in minutes, drawn up according to the law and recorded in the minute book.	Unchanged
The minutes shall be signed by the Chairman and the Secretary. The Minutes of the extraordinary meetings shall be drawn up by a Notary.

TITLE IV
MANAGEMENT

Article 17) - The Company is governed by a Board of Directors consisting of not less than five and not more than fifteen members, appointed after the exact number has been determined by the Meeting of stockholders.	Unchanged

Pursuant to article 147-ter, subparagraph 4, legislative degree no. 58/1998, at least one director, or in the event the Board is composed of more than 7 members, then at least two directors, must fulfill the necessary requirements to be considered "independent" (hereinafter "Independent Director in accordance with article 147 ter").
Directors are appointed by the Meeting of stockholders pursuant to lists submitted by the stockholders, which shall set forth not more than fifteen candidates, listed in descending numerical order.
Each candidate may not appear on more than one list, or he shall be ineligible.

In case multiple lists are submitted, they shall not be related in any way; even indirectly. Therefore, each stockholder may not submit or contribute to submit, by means of trust or proxy, more than one list.

Moreover, stockholders falling within the following categories may submit or contribute to submitting only one list: a) parties to a stockholders' agreement relating to the Company's shares; b) a person or a company and its controlled companies; c) jointly controlled companies; d) a company and its directors or chief executive officers.
In case a stockholder violates these rules, such stockholder's vote, with respect to any of the submitted lists, will not be taken into account.

A list for the appointment of directors can be presented only by those shareholders who, at the time of the presentation of the list, hold an interest at least equal to that determined by Consob, pursuant to article 147 ter subparagraph 1 legislative decree 58/98.

The lists, signed by the stockholders submitting them, together with the professional CVs of the candidates, shall be filed at the registered office of the Company at least fifteen days prior to the first meeting of stockholders, jointly with the certification from which the title of the participation can be inferred.

Within the above term, each candidate shall file a statement declaring that he/she accepts his/her candidacy, confirming, under his/her own responsibility, that there are no grounds in accordance with law or regulation for his/her ineligibility or incompatibility and that he/she meets any requirements prescribed in the respective lists.
The list of the candidates shall be made public according to the terms and modalities established by the regulation in force from time to time.

Each list shall contain and expressly name at least one Independent Director in accordance with article 147ter within the first seven candidates named in the list but if the list is composed of more than seven candidates, such list shall contain and expressly name a second Independent Director in accordance with article 147ter.

If appropriate, each list may also expressly name directors having the requirements of independence as provided for by the codes of conduct drawn up by companies managing regulated markets or industry associations.
At the end of the voting, the candidates from the two lists that have obtained the highest number of votes will be elected, according to the following criteria:

(a) all members of the Board, up to the number of members of the Board previously determined by the Meeting of stockholders less one, will be elected from the list which obtains the most votes (hereinafter, "Majority List").
Such candidates will be appointed in the numerical order they appear on the list.

(b) One director shall be the candidate listed first on the list which has obtained the second highest number of votes and which is not connected, even indirectly, with the shareholders who have presented or voted for the Majority List according to the applicable provisions (hereinafter, "Minority List"). However, if, for a board composed of no more than seven members, an Independent Director in accordance with article 147 ter is not elected from the Majority List or, in the event the board is composed of more than seven members, only one Independent Director in accordance with article 147 ter has been appointed, then the first Independent Director in accordance with article 147 ter indicated in the Minority List shall be elected instead of the first candidate indicated in the Minority List.
The lists which have not reached a percentage of votes at least equal to half of that requested for the presentation of the same shall not be considered.
The first candidate listed on the Majority List will be appointed as Chairman of the Board of Directors.
In the event of a tie with respect to the top two lists, the Meeting of stockholders will proceed to take a new vote on only the top two lists.

If only one list was submitted, the Meeting of stockholders will cast its votes on it and, if the list gets a simple majority, the candidates listed in descending numerical order will be elected as directors, until the requisite number, as determined by the Meeting of stockholders, is reached, subject to the obligation of the shareholders' meeting to appoint a minimum number of Independent Directors in accordance with article 147 ter. The candidate listed the first on the Majority List will be elected as Chairman of the Board of Directors.
If there are no lists, the Board of Directors will be appointed by the Meeting of stockholders with such majorities as required by law.

The Independent Directors in accordance with article 147 ter, indicated as such at the time of their appointment, shall inform the Company in the event that they no longer satisfy the independence and integrity requirements, or should unexpected occurrences result in ineligibility or incompatibility.

Should one or more directors leave office for any reason, they will be freely replaced according to the provisions of article 18 below, subject to the obligation to maintain a minimum number of Independent Directors ex article 147 ter as provided by law.

Article 18) - Directors shall serve for a period of three years and their terms shall expire on the date of the meeting of stockholders called for the approval of the balance sheet related to the last year of their term, and they can be re-elected at such time.	Unchanged

Whenever there is a vacancy among the Directors during the fiscal year, the other directors shall provide for their substitutions by resolution approved by the Board of Statutory Auditors, provided that the majority is composed of directors appointed by the meeting of stockholders.	Unchanged

The Directors so appointed will hold office until the following meeting of stockholders, which will be called to reappoint them, to supplement the Board by appointing other directors or to reduce the number of directors.
The directors appointed by the Meeting of stockholders will hold office until the end of the term of office of the directors who were in office when they were appointed.

Should the majority of Directors appointed by the meeting of stockholders leave office, the entire Board terminates its duty; the Directors still in office shall timely call a meeting to appoint the new Board.

Article 19) - If the meeting of stockholders did not appoint the Chairman in compliance with article 17 above, the Board shall appoint a Chairman from among its members and, if it deems it convenient, it will also appoint a Deputy Chairman.	Unchanged
The Board may also appoint and determine the powers of one or more Managing Directors.
The Board may delegate some of its functions to an Executive Committee. The Executive Committee is composed of a minimum of five and a maximum of seven members of the Board.

The functions set forth in Articles 2420-ter, 2423, 2443, 2446, 2447, 2501-ter and 2506-bis of the Civil Code, cannot be delegated. The Board of Directors may set up one or more Committees and give to such Committees those powers as it considers appropriate, not the least in order to implement codes of conduct drawn up by companies managing regulated markets or industry associations.

The Company's managing bodies have a duty to timely report to the Board of Directors and the Board of Statutory Auditors, at least quarterly, on the general business trend, the modalities of exercise of the proxies conferred and the most relevant transactions from an economic, financial and balance sheet point of view, made by the Company and its subsidiaries.
The Board may also appoint and determine the duties of a Secretary, who does not need to be a member of the Board.

Moreover, the Board will—by such ordinary majorities as provided for by these by-laws—appoint the executive in charge of drawing up corporate accounting records, subject to the mandatory but not binding opinion of the Board of Statutory Auditors, pursuant to art. 154-bis of Legislative Decree No. 58/1998, and will give him/her adequate powers and resources to exercise the duties attributed to him/her by law. The executive in charge of preparation of the corporate and accounting records shall have the following professional qualifications: qualified experience in administration and control, or in the performance of executive or consultancy functions at publicly traded companies and/or at a related group of companies of material size and importance also with reference to the functions of drafting and control of corporate and accounting records.

Article 20) - A meeting of the Board may be called by the Chairman or by any Managing Director at any time he or she deems it appropriate or when requested by at least two members of the Board or by one member of the Board of Statutory Auditors. The Board Meetings shall be held at either the principal place of business of the Company or at any other place determined by the Chairman or by any Managing Director, who shall also establish the agenda of the meeting, oversee the work thereof, and ensure that the Directors are adequately informed regarding the items to be discussed at the meeting.	Unchanged

Written notice of each meeting of the Board shall be given by telex, facsimile, letter, telegram or electronic mail, with return receipt at least three days in advance of the meeting. In case of urgency, such term may be reduced to one day.

Regardless of the observance of the foregoing requirements, the Board shall be deemed duly convened if all Directors and Statutory Auditors holding office are present or participate in such meeting by means of video or telephone conference.

Article 21) - The Board, duly convened, is validly constituted with the attendance of the absolute majority of its members holding office.	Unchanged
The Board is presided over by the Chairman of the Board or, in his absence, by any Managing Director or by a Director designated by those in attendance.
The Secretary, if not already appointed by the Board, will be designated by the Chairman for the sole purposes of the meeting in progress.

The meetings of the Board of Directors may also be held by means of video or telephone conference, so long as all members participating in such meetings are duly identified and can follow the discussions and participate therein. The Board of Directors' meetings will be deemed to be held where the Chairman and the Secretary of the meeting are located, in order to ensure the signing of the minutes and their filing in the minute book.

The person who presides over the Board meeting oversees the work of the Board and is responsible for providing the Directors with adequate information regarding the items on the agenda and the nature, confidentiality and urgency of the matters.

Article 22) - The Board validly resolves by the absolute majority of the Directors present at the meeting or participating by video or telephone conference. In the event of a tie vote, the vote of the presiding officer shall prevail. Minutes of the Board meeting will be prepared and kept in the minute book, signed by both the Chairman of the meeting and by the Secretary.	Unchanged

Article 23) - The management of the Company is entrusted to the Board of Directors which adopts all resolutions necessary to implement the Company's object, except those resolutions expressly reserved by law to the Meeting of stockholders.
Article 23) - The management of the Company is entrusted to the Board of Directors which adopts all resolutions necessary to implement the Company's object, except those resolutions expressly reserved by law to the Meeting of stockholders.

Subject to the concurrent competence of the extraordinary Meeting of stockholders, the Board shall also have authority over resolutions in connection with mergers and demergers in accordance with Articles 2505 and 2505 bis and 2506 ter of the Civil Code, the establishment or termination of branches, the determination of which Directors shall be entrusted with the power of representing the Company, the reduction of the outstanding capital stock in the event of withdrawal of a stockholder, the amendment of the By-Laws to comply with legal requirements, and the transfer of the principal place of business within the national territory.
Subject to the concurrent competence of the extraordinary Meeting of stockholders, the Board shall also have authority over resolutions in connection with mergers and demergers in accordance with Articles 2505 and 2505 bis and 2506 ter of the Civil Code, the establishment or termination of branches, the determination of which Directors shall be entrusted with the power of representing the Company, the reduction of the outstanding capital stock in the event of withdrawal of a stockholder, the amendment of the by-laws to comply with legal requirements, and the transfer of the principal place of business within the national territory.
In addition, the Board has authority over the issuance of convertible bonds in accordance with art. 2420 -ter of the Civil Code.	In addition, the Board has authority over the issuance of convertible bonds in accordance with art. 2420 -ter of the Civil Code.
The Board of Directors can further appoint, dismiss, and determine the powers of managers and attorneys-in-fact for specific matters or categories of matters.	The Board of Directors can further appoint, dismiss, and determine the powers of managers and attorneys-in-fact for specific matters or categories of matters.
The Board of Directors shall have exclusive authority with respect to the following matters:	The Board of Directors shall have exclusive authority with respect to the following matters:
1) defining the general investment and development plans and the goals of the Company and of the Group;	1) defining the general investment and development plans and the goals of the Company and of the Group;
2) determining the budget of the Company;	2) determining the budget of the Company;
3) defining the financial programs and approving the indebtedness of the Company exceeding 12 months;	3) defining the financial programs and approving any indebtedness of the Company exceeding 18 months;
4) approving strategic transactions, those significant in value or those which impose on the Company duties and obligations for a period exceeding three years.	4) approving strategic transactions.

The Directors shall report to the other directors or to the Board of Statutory Auditors with regard to those transactions involving an interest on their own account or on account of third parties, or influenced by the company who exercises the power of direction and coordination on its subsidiaries.

Article 24) - The Company is represented by the Chairman of the Board of Directors to whom authority is granted, by means of free signature, to implement all the Board of Directors' resolutions, unless otherwise provided. The President shall represent the Company before any Court and has the authority to file lawsuits or administrative or judiciary petitions in connection with any jurisdictional degree or phase, including actions for revocation or before the supreme court, and to appoint, for such purposes, counsels.	Unchanged
The Company is further represented by the Managing Directors and the persons appointed by the Board for specific matters or category of matters, within the limits of the powers entrusted to them.

Article 25) - The members of the Board of Directors and of the Executive Committee are entitled to compensation to be determined in the resolution of appointment or by the meeting of the stockholders. The compensation of Directors holding particular offices or members of the committees appointed by the Board of Directors shall be fixed by the Board of Directors upon receiving the advisory opinion of the Board of Statutory Auditors.	Unchanged
The members of the Board of Directors are, in any event, entitled to reimbursement of the expenses incurred by reason of their office.

Article 26) - The Directors shall not be personally liable for the obligations of the Company and have no other liability except as provided by law.	Unchanged

TITLE V
AUDITORS

Article 27) - The Board of Statutory Auditors consists of three regular Auditors and two alternate Auditors appointed by the Stockholders and who may be re-elected. The requirements, powers, duties and length of office are those established by law. Auditors shall serve for a period of three fiscal years and their terms shall expire on the date of the Meeting of stockholders called for the approval of the balance sheet relating to the third fiscal year following their appointment. The amount of their consideration is determined by the shareholders' meeting.	Unchanged
Statutory Auditors shall have the qualifications provided by law or applicable provisions.

The professional qualifications of the Statutory Auditors, the subjects and the fields of activity strictly concerning the Company activity are those indicated in article 3 above. The limits regarding the plurality of administration and control offices, provided by Consob regulation, shall be applicable to the Statutory Auditors.

Subject to mandatory law or regulation, the Board of Statutory Auditors shall be appointed by the general meeting of shareholders on the basis of lists presented by shareholders pursuant to the procedures indicated hereinafter.

The appointment of one regular statutory Auditor, as Chairman, and of one alternate statutory Auditor shall be reserved for the minority—which is not part, even indirectly, of the relationship to be considered pursuant to article 148, subparagraph 2 of the legislative decree no 58/1998 and the related regulations. The appointment of the statutory Auditors to be appointed by a minority shall occur at the same time as the appointment of the other members of the Board of Statutory Auditors, except in case of replacement of members as indicated below.

A list for the appointment of statutory Auditors can be presented by those shareholders who, alone or jointly with other presenting shareholders, at the time of the presentation of the list, hold a shareholders' interest equal to that determined by Consob pursuant to article 147 ter subparagraph 1 legislative decree 58/98.
The lists shall be filed at the registered office of the Company at least fifteen days prior to the meeting of shareholders called for the appointment of the Statutory Auditors.
The lists shall indicate the name of one or more candidates to be appointed as regular Auditors and alternate Auditors.

The name of each candidate shall be marked in a descending numerical order in each section (section of regular Auditors and section of alternate Auditors) and the candidates listed shall not be more than the members of the body to be appointed.
The lists shall further include, even as per attachments:

(i) information related to the identity of the shareholders who have filed the list, indicating the percentage of their combined shareholding and a documents giving evidence of the lawful title of their shareholding;

(ii) representations of shareholders different from the ones who hold, separately or jointly, a shareholding interests of control or of simple majority, stating the lack of relationship as per section 114—quinquies of Regolamento Emittenti

(iii) exhaustive information on personal and professional qualifications of each candidate as well as a declaration of the candidate confirming the existence of the qualifications provided by law, the acceptance of the office jointly with the administration and control offices held in other companies;

In the event that only one list is submitted or only lists by shareholders connected pursuant to applicable law are submitted as of the last day provided for the presentation of such lists it is possible to present list until the fifth day following such date. In such case the above thresholds, provided for the presentation of the lists, shall be reduced by half.

A shareholder cannot submit and vote more than one list, even if through third parties or by means of trust companies. Shareholders belonging to the same group and shareholders signing a shareholders' agreement regarding the shares of the listed company shall not present or vote more than one list even if through third parties or by means of trust companies. Each candidate shall present only one list subject to ineligibility.
The appointment of the statutory auditors shall occur according to the following criteria:

(i) two regular Auditors and one alternate Auditors shall be taken from the list which have obtained the highest number of votes (hereinafter "Majority List"), on the basis of the descending numerical order by means of which the candidates are listed;

(ii) a regular Auditor, which will be also the Chairman of the Board of the Statutory Auditors (hereinafter "Minority Statutory Auditor"), and one alternate Auditor (hereinafter "Alternate Minority Statutory Auditor") shall be taken from the second list which has obtained the highest number of votes and which shall not be connected in any manner with the shareholders who have presented or voted Majority List pursuant to applicable law (hereinafter "Minority List") on the basis of the descending numerical order by means of which the candidates are listed. In case of an equal number of votes among the lists, the list presented by the shareholders holding the major shareholding interests at the time of filing, or in second instance, the list presented by the shareholders who owned the major number of shareholders interests shall prevail.

If only one list is submitted, the shareholders' meeting shall vote on it and, if the same list obtains the majority of the voting persons, without including those abstaining from voting, all the candidates included in such list shall be appointed. In such case the Chairman of the Board of the Statutory Auditors shall be the first regular statutory auditor.

In the case no list is submitted or in case for any reason the number of candidates is not sufficient, the Statutory Auditors and eventually, if the case, the Chairman shall be appointed by the shareholders' meeting with the quorum provided by law.
If, for any reason, the Majority Statutory Auditors shall cease his office, such person will be substituted by the Alternate Statutory Auditors taken by the Majority List.
If, for any reason, the Minority Statutory Auditor shall cease his office, such person will be substituted by the Alternate Statutory Auditors taken by the Minority List.

When the shareholders' meeting is called to appoint new members of the Board of Statutory Auditors in substitution of statutory auditors appointed by the Minority List, if provided by applicable law, such resolution shall be approved with simple majority not including votes of the shareholders who, pursuant to the communications made in compliance with applicable law, own, even if indirectly or jointly with other shareholders who entered a shareholders agreement ex article 122 of the legislative decree no. 58/98, the majority of votes exercisable in the meeting as well as of the shareholders controlling, controlled or subject to joint control of the same shareholders. In any case the new Minority Statutory Auditor shall be appointed also as Chairman.
The Board of Statutory Auditors can meet by video or teleconference in accordance with the provisions of article 21, paragraph 4 of these By-Laws.

Article 28) - The accounting audit of the Company is performed by an independent auditor appointed by the general Meeting of stockholders, which shall serve for nine fiscal years until the date of the stockholder's meeting called to approve the financial statements of the ninth financial year following the appointment, and its fee is fixed by the general Meeting of stockholders.	Unchanged
The duties, responsibilities and obligations in connection with the appointment of the independent auditor are provided by law.

Article 29) - The activity performed by the independent auditor shall be recorded in a book kept at the principal place of business of the Company.	Unchanged

TITLE VI
FINANCIAL STATEMENTS AND PROFITS

Article 30) - The Company's fiscal year shall end on December 31 (thirty-one) of each year. At the end of each fiscal year the Board prepares the financial statements to be drafted in accordance with law provisions.	Unchanged
Upon approval of the financial statements, the shareholders' meeting resolves on the distribution of profits, in compliance with provisions of the law and consistently with the Company's needs.

The Board of Directors may resolve to make early distributions of dividends in the cases and according to the terms and conditions established by article 2433 bis of the Italian Civil Code and article 158 of Legislative Decree no. 58/1998.
Dividends which are not collected within five years from the day in which they become available shall prescribe in favor of the Company.

TITLE VII
WINDING UP - GENERAL PROVISIONS
Article 31) - In the event the Company winds-up, the extraordinary stockholders' meeting shall determine the winding up procedure and appoint and establish the powers of one or more liquidators.	Unchanged

Article 32) - The Company may, pursuant to article 1891 Civil Code, at its expense, obtain an insurance policy for the civil liability of Directors and Statutory Auditors, in all cases within articles 2392, 2393, 2393bis, 2394, 2395 and 2407 of the Civil Code, in the interest and on behalf of whom will hold such offices.	Unchanged
The Stockholders meeting will establish the primary insurance company which will provide the insurance policy and the limit of liability.

Article 33) - Current provisions of law and of regulations shall apply to any matters not expressly mentioned in these By-Laws.	Unchanged

Luxottica Headquarters and Registered Office•Via C. Cantù, 2, 20123 Milan, Italy - Tel. + 39.02.863341 - Fax + 39.02.86996550

Deutsche Bank Trust Company Americas (ADR Depositary Bank)•60 Wall Street, New York, NY 10005 USA
Tel. + 1.212.250.9100 - Fax + 1.212.797.0327

LUXOTTICA SRL
AGORDO, BELLUNO - ITALY

 LUXOTTICA BELGIUM NV
BERCHEM - BELGIUM

 LUXOTTICA FASHION BRILLEN VERTRIEBS GMBH
HAAR - GERMANY

 OY LUXOTTICA FINLAND AB
ESPOO - FINLAND

 LUXOTTICA FRANCE SAS
VALBONNE - FRANCE

 LUXOTTICA GOZLUK ENDUSTRI VE TICARET AS
CIGLI - IZMIR - TURKEY

 LUXOTTICA HELLAS AE
PALLINI - GREECE

 LUXOTTICA IBERICA SA
BARCELONA - SPAIN

 LUXOTTICA NEDERLAND BV
HEEMSTEDE - HOLLAND

 LUXOTTICA NORGE AS
KONGSBERG - NORWAY

 LUXOTTICA OPTICS LTD
HERZELIA - ISRAEL

 LUXOTTICA POLAND SPZOO
KRAKÓW - POLAND

 LUXOTTICA PORTUGAL SA
LISBOA - PORTUGAL

 LUXOTTICA SWITZERLAND AG
URTENEN, SCHÖNBÜHL - SWITZERLAND

 LUXOTTICA CENTRAL EUROPE LTD
BUDAPEST - HUNGARY	LUXOTTICA SOUTH EASTERN EUROPE LTD
NOVIGRAD - CROATIA

 LUXOTTICA TRADING AND FINANCE LIMITED
DUBLIN - IRELAND

 LUXOTTICA NORDIC AB
STOCKHOLM - SWEDEN

 LUXOTTICA U.K. LTD
LONDON - UNITED KINGDOM

 LUXOTTICA VERTRIEBSGESELLSCHAFT MBH
KLOSTERNEUBURG - AUSTRIA

 AVANT-GARDE OPTICS, LLC
PORT WASHINGTON - NEW YORK (USA)

 LUXOTTICA U.S. HOLDINGS CORP.
WILMINGTON - DELAWARE (USA)

 COLE VISION CORPORATION
WILMINGTON - DELAWARE (USA)

 PEARLE VISION, INC
WILMINGTON - DELAWARE (USA)

 LENSCRAFTERS, INC
MASON - OHIO (USA)

 EYEMED VISION CARE LLC
WILMINGTON - DELAWARE (USA)

 SUNGLASS HUT TRADING, LLC
WILMINGTON - DELAWARE (USA)

 OAKLEY, INC.
FOOTHILL RANCH - CALIFORNIA (USA)

 LUXOTTICA CANADA INC
TORONTO - CANADA

 LUXOTTICA MEXICO SA DE CV
MEXICO CITY - MEXICO	LUXOTTICA ARGENTINA SRL
BUENOS AIRES - ARGENTINA

 LUXOTTICA DO BRASIL LTDA
SÃO PAULO BRASIL

 LUXOTTICA AUSTRALIA PTY LTD
SYDNEY - AUSTRALIA

 OPSM GROUP LIMITED
SYDNEY - AUSTRALIA

 LUXOTTICA MIDDLE EAST FZE
DUBAI - DUBAI

 MIRARI JAPAN CO LTD
TOKYO - JAPAN

 LUXOTTICA SOUTH AFRICA PTY LTD
JOHANNESBURG - SOUTH AFRICA

 RAYBAN SUN OPTICS INDIA LTD
BHIWADI - INDIA

 LUXOTTICA RETAIL HONG KONG LIMITED
HONG KONG - CHINA

 LUXOTTICA TRISTAR (DONGGUAN)
OPTICAL CO
DONG GUAN CITY, GUANGDONG - CHINA

 GUANGZHOU MING LONG OPTICAL
TECHNOLOGY CO. LTD
GUANGZHOU CITY - CHINA

 SPV ZETA OPTICAL TRADING (BEIJING) CO.
LTD
BEIJING - CHINA

 SHANGHAI MODERN SIGHT OPTICS LTD
SHANGHAI - CHINA

 LUXOTTICA KOREA LTD
SEOUL - KOREA

www.luxottica.com

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  Exhibit 15.1
PROXY STATEMENT
VOTING PROCEDURES
ANNEX A
ATTENTION: IMPORTANT NOTICE CONCERNING THE TAXATION OF DIVIDENDS PAYABLE BY LUXOTTICA GROUP S.p.A.
ANNEX B Form for BENEFICIAL OWNERS IMPORTANT NOTICE ORDINARY AND EXTRAORDINARY SHAREHOLDERS' MEETING OF LUXOTTICA GROUP S.p.A. TO BE HELD ON MAY 13, 2008 ON FIRST CALL, ON MAY 14, 2008 ON SECOND CALL HOW TO ATTEND
SCHEDULE 1 TO ANNEX B Form of Certification for BENEFICIAL OWNERS
ANNEX C Form for REGISTERED HOLDERS IMPORTANT NOTICE ORDINARY AND EXTRAORDINARY SHAREHOLDERS' MEETING OF LUXOTTICA GROUP S.p.A. TO BE HELD ON MAY 13, 2008 ON FIRST CALL OR ON MAY 14, 2008 ON SECOND CALL HOW TO ATTEND
SCHEDULE 1 TO ANNEX C Form of Certification for REGISTERED HOLDERS
ANNEX D REGULATIONS OF THE PERFORMANCE SHARE PLAN RESERVED FOR CERTAIN EMPLOYEES OF LUXOTTICA GROUP S.p.A. AND ITS CONTROLLED COMPANIES
Annex A Application Form
ANNEX E